EXHIBIT 13.2
Condensed consolidated statement of income

	three months ended June 30		six months ended June 30
(unaudited - millions of Canadian $, except per share amounts)	2026	2025	2026	2025

Revenues
Canadian Natural Gas Pipelines	1,508	1,455	2,962	2,826
U.S. Natural Gas Pipelines	1,783	1,704	3,552	3,562
Mexico Natural Gas Pipelines	430	360	856	586
Power and Energy Solutions	236	221	447	383
Corporate	—	4	1	10
	3,957	3,744	7,818	7,367
Income (Loss) from Equity Investments	422	330	759	635
Operating and Other Expenses
Plant operating costs and other	1,178	1,182	2,215	2,192
Commodity purchases resold	64	49	137	99
Property taxes	227	218	421	442
Depreciation and amortization	737	671	1,460	1,349
	2,206	2,120	4,233	4,082
Financial Charges
Interest expense	859	847	1,697	1,687
Allowance for funds used during construction	(60)	(114)	(99)	(362)
Foreign exchange (gains) losses, net	(45)	(69)	(45)	(112)
Interest income and other	(34)	(49)	(67)	(100)
	720	615	1,486	1,113
Income (Loss) from Continuing Operations before Income Taxes	1,453	1,339	2,858	2,807
Income Tax Expense (Recovery) from Continuing Operations
Current	85	23	152	106
Deferred	222	314	409	524
	307	337	561	630
Net Income (Loss) from Continuing Operations	1,146	1,002	2,297	2,177
Net Income (Loss) from Discontinued Operations, Net of Tax	—	(29)	—	(29)
Net Income (Loss)	1,146	973	2,297	2,148
Net income (loss) attributable to non-controlling interests	130	112	354	281
Net Income (Loss) Attributable to Controlling Interests	1,016	861	1,943	1,867
Preferred share dividends	29	28	57	56
Net Income (Loss) Attributable to Common Shares	987	833	1,886	1,811

Amounts Attributable to Common Shares
Net income (loss) from continuing operations	1,146	1,002	2,297	2,177
Net income (loss) attributable to non-controlling interests	130	112	354	281
Net income (loss) attributable to controlling interests from continuing operations	1,016	890	1,943	1,896
Preferred share dividends	29	28	57	56
Net income (loss) attributable to common shares from continuing operations	987	862	1,886	1,840
Net income (loss) from discontinued operations, net of tax	—	(29)	—	(29)
Net Income (Loss) Attributable to Common Shares	987	833	1,886	1,811

Net Income (Loss) per Common Share - Basic and Diluted
Continuing operations	$0.95	$0.83	$1.81	$1.77
Discontinued operations	—	($0.03)	—	($0.03)
	$0.95	$0.80	$1.81	$1.74
Weighted Average Number of Common Shares (millions)
Basic	1,042	1,040	1,042	1,040
Diluted	1,042	1,040	1,042	1,040
See accompanying Notes to the Condensed consolidated financial statements.
TC Energy Second Quarter 2026 | 45

Condensed consolidated statement of comprehensive income

	three months ended June 30		six months ended June 30
(unaudited - millions of Canadian $)	2026	2025	2026	2025

Net Income (Loss)	1,146	973	2,297	2,148
Other Comprehensive Income (Loss), Net of Income Taxes
Foreign currency translation gains and losses on net investment in foreign operations	346	(1,049)	710	(1,090)
Change in fair value of net investment hedges	—	—	—	1
Change in fair value of cash flow hedges	3	(43)	30	(40)
Reclassification to net income of (gains) losses on cash flow hedges	(16)	37	(33)	38
Reclassification to net income of actuarial (gains) losses on pension and other post-retirement benefit plans	—	1	—	1
Other comprehensive income (loss) on equity investments	(5)	(4)	(14)	(16)
	328	(1,058)	693	(1,106)
Comprehensive Income (Loss)	1,474	(85)	2,990	1,042
Comprehensive income (loss) attributable to non-controlling interests	313	(455)	714	(306)
Comprehensive Income (Loss) Attributable to Controlling Interests	1,161	370	2,276	1,348
Preferred share dividends	29	28	57	56
Comprehensive Income (Loss) Attributable to Common Shares	1,132	342	2,219	1,292
See accompanying Notes to the Condensed consolidated financial statements.
46 | TC Energy Second Quarter 2026

Condensed consolidated statement of cash flows

	three months ended June 30		six months ended June 30
(unaudited - millions of Canadian $)	2026	2025	2026	2025

Cash Generated from Operations
Net income (loss)	1,146	973	2,297	2,148
Depreciation and amortization	737	671	1,460	1,349
Deferred income taxes	222	314	409	524
(Income) loss from equity investments	(422)	(330)	(759)	(635)
Distributions received from operating activities of equity investments	341	416	873	752
Employee post-retirement benefits funding, net of expense	(3)	—	(7)	2
Equity allowance for funds used during construction	(53)	(81)	(86)	(245)
Unrealized (gains) losses on financial instruments	64	(281)	252	(264)
Expected credit loss provision	(13)	104	6	102
Foreign exchange (gains) losses, net – intercompany loan	(66)	165	(125)	170
Other	(43)	13	(66)	10
(Increase) decrease in operating working capital	307	209	566	(381)
Net cash provided by operations	2,217	2,173	4,820	3,532
Investing Activities
Capital expenditures	(889)	(1,109)	(1,959)	(2,669)
Capital projects in development	(5)	(6)	(9)	(10)
Contributions to equity investments	(229)	(264)	(462)	(509)
Other distributions from equity investments	—	—	—	5
Deferred amounts and other	(42)	(107)	1	(39)
Net cash (used in) provided by investing activities	(1,165)	(1,486)	(2,429)	(3,222)
Financing Activities
Notes payable issued (repaid), net	(1,392)	949	(407)	2,096
Long-term debt issued, net of issue costs	2,321	(6)	2,327	2,421
Long-term debt repaid	(1,109)	(1,215)	(1,619)	(3,224)
Junior subordinated notes issued, net of issue costs	1,354	—	1,850	1,054
Dividends on common shares	(914)	(883)	(1,798)	(1,738)
Dividends on preferred shares	(28)	(28)	(55)	(56)
Common shares issued, net of issue costs	12	20	74	50
Distributions to non-controlling interests and other	(225)	(83)	(602)	(303)
Amounts related to factoring arrangement	(125)	—	(351)	—
Loan from affiliate	33	—	65	—
Net cash (used in) provided by financing activities	(73)	(1,246)	(516)	300
Effect of Foreign Exchange Rate Changes on Cash and Cash Equivalents	12	19	31	11
Increase (Decrease) in Cash and Cash Equivalents	991	(540)	1,906	621
Cash and Cash Equivalents - Beginning of period	1,083	1,962	168	801
Cash and Cash Equivalents - End of period	2,074	1,422	2,074	1,422
Includes continuing and discontinued operations. Refer to Note 3, Discontinued operations, for additional information.
See accompanying Notes to the Condensed consolidated financial statements.
TC Energy Second Quarter 2026 | 47

Condensed consolidated balance sheet

(unaudited - millions of Canadian $)		June 30, 2026	December 31, 2025

ASSETS
Current Assets
Cash and cash equivalents		2,074	168
Accounts receivable		2,490	2,794
Inventories		936	782
Other current assets		2,394	2,375
Current assets of discontinued operations		—	197
		7,894	6,316
Plant, Property and Equipment	net of accumulated depreciation of $38,567 and $36,951, respectively	73,301	71,054
Net Investment in Leases		8,379	8,110
Equity Investments		11,440	11,358
Restricted Investments		3,870	3,502
Regulatory Assets		3,052	2,913
Goodwill		13,481	13,016
Other Long-Term Assets		2,509	2,482
		123,926	118,751
LIABILITIES
Current Liabilities
Notes payable		820	1,200
Accounts payable and other		4,915	5,274
Dividends payable		933	901
Accrued interest		906	858
Current portion of long-term debt		3,493	1,545
Current portion of junior subordinated notes		1,704	—
Current liabilities of discontinued operations		165	181
		12,936	9,959
Regulatory Liabilities		6,132	5,841
Other Long-Term Liabilities		1,275	1,034
Deferred Income Tax Liabilities		8,382	7,677
Long-Term Debt		45,109	45,247
Junior Subordinated Notes		12,617	12,094
		86,451	81,852
EQUITY
Common shares, no par value		30,300	30,218
Issued and outstanding:	June 30, 2026 – 1,042 million shares December 31, 2025 – 1,041 million shares
Preferred shares		2,255	2,255
Retained earnings (Accumulated deficit)		(5,876)	(5,925)
Accumulated other comprehensive income (loss)		1,080	747
Controlling Interests		27,759	27,295
Non-Controlling Interests		9,716	9,604
		37,475	36,899
		123,926	118,751
Commitments, Contingencies and Guarantees (Note 13)
Variable Interest Entities (Note 14)
See accompanying Notes to the Condensed consolidated financial statements.
48 | TC Energy Second Quarter 2026

Condensed consolidated statement of equity

	three months ended June 30		six months ended June 30
(unaudited - millions of Canadian $)	2026	2025	2026	2025

Common Shares
Balance at beginning of period	30,287	30,136	30,218	30,101
Shares issued:
Exercise of stock options	13	22	82	57
Balance at end of period	30,300	30,158	30,300	30,158
Preferred Shares
Balance at beginning and end of period	2,255	2,499	2,255	2,499
Additional Paid-In Capital
Balance at beginning of period	—	—	—	—
Exercise and forfeitures of stock options	(2)	(2)	(8)	(4)
Reclassification of additional paid-in capital deficit to accumulated deficit	2	2	8	4
Balance at end of period	—	—	—	—
Accumulated Deficit
Balance at beginning of period	(5,947)	(5,147)	(5,925)	(5,241)
Net income (loss) attributable to controlling interests	1,016	861	1,943	1,867
Common share dividends	(915)	(884)	(1,829)	(1,768)
Preferred share dividends	(28)	(27)	(57)	(53)
Spinoff of Liquids Pipelines business	—	(542)	—	(542)
Reclassification of additional paid-in capital deficit to accumulated deficit	(2)	(2)	(8)	(4)
Balance at end of period	(5,876)	(5,741)	(5,876)	(5,741)
Accumulated Other Comprehensive Income (Loss)
Balance at beginning of period	935	205	747	233
Other comprehensive income (loss) attributable to controlling interests	145	(491)	333	(519)
Impact of non-controlling interest	—	348	—	348
Spinoff of Liquids Pipelines business	—	542	—	542
Balance at end of period	1,080	604	1,080	604
Equity Attributable to Controlling Interests	27,759	27,520	27,759	27,520
Equity Attributable to Non-Controlling Interests
Balance at beginning of period	9,628	10,746	9,604	10,768
Net income (loss) attributable to non-controlling interests	130	112	354	281
Other comprehensive income (loss) attributable to non-controlling interests	183	(567)	360	(587)
Disposition of equity interests	—	(348)	—	(348)
Distributions declared to non-controlling interests	(225)	(83)	(602)	(254)
Balance at end of period	9,716	9,860	9,716	9,860
Total Equity	37,475	37,380	37,475	37,380
See accompanying Notes to the Condensed consolidated financial statements.
TC Energy Second Quarter 2026 | 49

Notes to Condensed consolidated financial statements
(unaudited)
1. BASIS OF PRESENTATION
These Condensed consolidated financial statements of TC Energy Corporation (TC Energy or the Company) have been prepared by management in accordance with U.S. GAAP. The accounting policies applied are consistent with those outlined in TC Energy’s annual audited Consolidated financial statements for the year ended December 31, 2025, except as described in Note 2, Accounting changes. Capitalized and abbreviated terms that are used but not otherwise defined herein are identified in TC Energy’s 2025 Annual Report.
These Condensed consolidated financial statements reflect adjustments, all of which are normal recurring adjustments that are, in the opinion of management, necessary to reflect fairly the financial position and results of operations for the respective periods. These Condensed consolidated financial statements do not include all disclosures required in the annual financial statements and should be read in conjunction with the 2025 audited Consolidated financial statements included in TC Energy’s 2025 Annual Report.
On October 1, 2024, TC Energy completed the spinoff of its Liquids Pipelines business into the new public company, South Bow Corporation (South Bow) (the Spinoff Transaction). The results of the Liquids Pipelines business are presented as discontinued operations and have been excluded from continuing operations and segment disclosures for all periods presented.
Earnings for interim periods may not be indicative of results for the fiscal year in certain of the Company’s segments primarily due to:
•Natural gas pipelines segments – the timing of regulatory decisions and negotiated rate case settlements as well as seasonal fluctuations in short-term throughput volumes on U.S. pipelines and marketing activities
•Power and Energy Solutions – the impacts of seasonal weather conditions on customer demand, market supply and prices of natural gas and power as well as maintenance outages in certain of the Company’s investments in electrical power generation plants and Canadian non-regulated natural gas storage facilities and marketing activities.
In addition to the factors mentioned above, revenues and segmented earnings are impacted by fluctuations in foreign exchange rates, mainly related to the Company's U.S. dollar-denominated operations and Mexican peso-denominated exposure.
Out-of-Period Adjustments
During second quarter 2025, the Company recorded out-of-period adjustments to reclassify a pro rata portion of its net investment hedge losses recorded in Accumulated other comprehensive income (loss) (AOCI).
The adjustments included (i) a reclassification of net investment hedge losses of $348 million from AOCI to Non-controlling interests (NCI) related to the sale of 40 per cent of Columbia Gas and Columbia Gulf on October 4, 2023, which was presented as Impact of non-controlling interest and Disposition of equity interests, respectively, in the Condensed consolidated statement of equity; and (ii) a reclassification of net investment hedge losses of $542 million related to the spinoff of the Company's Liquids Pipelines business that occurred on October 1, 2024 from AOCI to Retained earnings (Accumulated deficit).
The Company determined that the impact of these out-of-period adjustments was not material, individually or in the aggregate, to any previously reported quarterly or annual financial statements and is not material to the Company's Condensed consolidated financial statements.

50 | TC Energy Second Quarter 2026

Use of Estimates and Judgments
In preparing these Condensed consolidated financial statements, TC Energy is required to make estimates and assumptions that affect both the amount and timing of recording assets, liabilities, revenues and expenses since the determination of these items may be dependent on future events. The Company uses the most current information available and exercises careful judgment in making these estimates and assumptions. In the opinion of management, these Condensed consolidated financial statements have been properly prepared within reasonable limits of materiality and within the framework of the Company’s significant accounting policies included in the annual audited Consolidated financial statements for the year ended December 31, 2025, except as described in Note 2, Accounting changes.
2. ACCOUNTING CHANGES
Future Accounting Changes
Disaggregation of Income Statement Expenses
In November 2024, the FASB issued new guidance requiring additional disclosure on the nature of expenses included in the income statement. The new standard requires disclosures about specific types of expenses included in the expense captions presented on the face of the income statement as well as disclosures about selling expenses. The new guidance is effective for annual periods beginning January 1, 2027 and interim periods beginning January 1, 2028. Early adoption is permitted. The guidance is applied prospectively with retrospective application permitted. The Company is currently assessing the impact of the standard on the Company's consolidated financial statements.
Internal-Use Software
In September 2025, the FASB issued updated guidance for accounting for internal-use software costs. The updated guidance removes references to project development stages and outlines revised guidance for when capitalization begins for internal-use software costs. The guidance is effective for annual and interim periods beginning January 1, 2028. Early adoption is permitted. The guidance can be applied prospectively, retrospectively, or with a modified transition approach. The Company is currently assessing the impact of the standard on the Company's consolidated financial statements.
Hedge Accounting Improvements
In November 2025, the FASB issued new guidance to further align hedge accounting with the economics of an entity's risk management activities. The amendments are intended to allow entities to achieve and maintain hedge accounting for highly effective hedges of forecasted transactions. The new guidance is effective for interim and annual reporting periods beginning January 1, 2027. Early adoption is permitted. The guidance is applied on a prospective basis for all hedging relationships that exist at the date of adoption. The Company is currently assessing the impact of the standard on the Company's consolidated financial statements.
Government Grants
In December 2025, the FASB established authoritative guidance on the recognition, measurement and presentation requirements for government grants received. The guidance provides criteria for when government grants can be recognized, distinguishes between grants related to assets and grants related to income and provides presentation and disclosure requirements. The new guidance is effective for annual and interim periods beginning January 1, 2029. Early adoption is permitted. The guidance can be applied with a modified prospective, a modified retrospective, or a retrospective approach. The Company is currently assessing the impact of the standard on the Company's consolidated financial statements.
Environmental Credits and Environmental Credit Obligations
In May 2026, the FASB issued guidance on the recognition, measurement, presentation and disclosure requirements for all entities that generate, purchase, or receive environmental credits or have a regulatory compliance obligation that may be settled with environmental credits. The new guidance is effective for annual and interim periods beginning January 1, 2028. Early adoption is permitted. The guidance is applied on a retrospective basis as of the beginning of the annual reporting period of adoption. The Company is currently assessing the impact of the standard on the Company's consolidated financial statements.
TC Energy Second Quarter 2026 | 51

3. DISCONTINUED OPERATIONS
Spinoff of Liquids Pipelines Business
For the three and six months ended June 30, 2026, the Company did not recognize any income or loss from discontinued operations (2025 – loss of $29 million).
For the three and six months ended June 30, 2026 net cash was $2 million used in and $166 million provided by operations of discontinued operations, respectively (2025 – $3 million provided by and $53 million used in operations of discontinued operations, respectively). For the three and six months ended June 30, 2026, net cash provided by investing activities of discontinued operations was nil (2025 – $24 million).
At June 30, 2026, the Company reported nil current assets of discontinued operations (December 31, 2025 – $197 million) and current liabilities of discontinued operations of $165 million (December 31, 2025 – $181 million).
52 | TC Energy Second Quarter 2026

4. SEGMENTED INFORMATION

three months ended June 30, 2026	Canadian Natural Gas Pipelines	U.S. Natural Gas Pipelines	Mexico Natural Gas Pipelines	Power and Energy Solutions
(unaudited - millions of Canadian $)					Corporate[1]	Total

Revenues	1,508	1,783	430	236	—	3,957
Intersegment revenues[2]	—	26	—	5	(31)	—
	1,508	1,809	430	241	(31)	3,957
Income (loss) from equity investments	25	64	29	304	—	422
Operating costs[2]	(572)	(617)	(37)	(273)	30	(1,469)
Depreciation and amortization	(416)	(264)	(25)	(32)	—	(737)
Segmented Earnings (Losses)	545	992	397	240	(1)	2,173
Interest expense						(859)
Allowance for funds used during construction						60
Foreign exchange gains (losses), net						45
Interest income and other						34
Income (Loss) from Continuing Operations before Income Taxes						1,453
Income tax (expense) recovery from continuing operations						(307)
Net Income (Loss) from Continuing Operations						1,146
Net Income (Loss) from Discontinued Operations, Net of Tax						—
Net Income (Loss)						1,146
Net (income) loss attributable to non-controlling interests						(130)
Net Income (Loss) Attributable to Controlling Interests						1,016
Preferred share dividends						(29)
Net Income (Loss) Attributable to Common Shares						987

Capital Spending
Capital expenditures	247	579	31	25	7	889
Capital projects in development	—	—	—	5	—	5
Contributions to equity investments	2	5	—	222	—	229
	249	584	31	252	7	1,123
1Includes intersegment eliminations.
2The Company records intersegment sales at contracted rates. For segmented reporting, these transactions are included as Intersegment revenues in the segment providing the service and Operating costs in the segment receiving the service. These transactions are eliminated on consolidation. Intersegment profit is recognized when the product or service has been provided to third parties or otherwise realized.

TC Energy Second Quarter 2026 | 53

three months ended June 30, 2025	Canadian Natural Gas Pipelines	U.S. Natural Gas Pipelines	Mexico Natural Gas Pipelines	Power and Energy Solutions
(unaudited - millions of Canadian $)					Corporate[1]	Total

Revenues	1,455	1,704	360	221	4	3,744
Intersegment revenues[2]	—	25	—	50	(75)	—
	1,455	1,729	360	271	(71)	3,744
Income (loss) from equity investments	38	53	(3)	242	—	330
Operating costs[2]	(570)	(629)	(141)	(173)	64	(1,449)
Depreciation and amortization	(372)	(246)	(25)	(28)	—	(671)
Segmented Earnings (Losses)	551	907	191	312	(7)	1,954
Interest expense						(847)
Allowance for funds used during construction						114
Foreign exchange gains (losses), net						69
Interest income and other						49
Income (Loss) from Continuing Operations before Income Taxes						1,339
Income tax (expense) recovery from continuing operations						(337)
Net Income (Loss) from Continuing Operations						1,002
Net Income (Loss) from Discontinued Operations, Net of Tax						(29)
Net Income (Loss)						973
Net (income) loss attributable to non-controlling interests						(112)
Net Income (Loss) Attributable to Controlling Interests						861
Preferred share dividends						(28)
Net Income (Loss) Attributable to Common Shares						833

Capital Spending
Capital expenditures	332	650	115	6	6	1,109
Capital projects in development	—	—	—	6	—	6
Contributions to equity investments	—	51	—	213	—	264
	332	701	115	225	6	1,379
1Includes intersegment eliminations.
2The Company records intersegment sales at contracted rates. For segmented reporting, these transactions are included as Intersegment revenues in the segment providing the service and Operating costs in the segment receiving the service. These transactions are eliminated on consolidation. Intersegment profit is recognized when the product or service has been provided to third parties or otherwise realized.

54 | TC Energy Second Quarter 2026

six months ended June 30, 2026	Canadian Natural Gas Pipelines	U.S. Natural Gas Pipelines	Mexico Natural Gas Pipelines	Power and Energy Solutions
(unaudited - millions of Canadian $)					Corporate[1]	Total

Revenues	2,962	3,552	856	447	1	7,818
Intersegment revenues[2]	—	52	—	59	(111)	—
	2,962	3,604	856	506	(110)	7,818
Income (loss) from equity investments	51	185	74	449	—	759
Operating costs[2]	(1,133)	(1,202)	(95)	(449)	106	(2,773)
Depreciation and amortization	(826)	(520)	(49)	(65)	—	(1,460)
Segmented Earnings (Losses)	1,054	2,067	786	441	(4)	4,344
Interest expense						(1,697)
Allowance for funds used during construction						99
Foreign exchange gains (losses), net						45
Interest income and other						67
Income (Loss) from Continuing Operations before Income Taxes						2,858
Income tax (expense) recovery from continuing operations						(561)
Net Income (Loss) from Continuing Operations						2,297
Net Income (Loss) from Discontinued Operations, Net of Tax						—
Net Income (Loss)						2,297
Net (income) loss attributable to non-controlling interests						(354)
Net Income (Loss) Attributable to Controlling Interests						1,943
Preferred share dividends						(57)
Net Income (Loss) Attributable to Common Shares						1,886

Capital Spending
Capital expenditures	604	1,255	51	38	11	1,959
Capital projects in development	—	—	—	9	—	9
Contributions to equity investments	2	5	—	455	—	462
	606	1,260	51	502	11	2,430
1Includes intersegment eliminations.
2The Company records intersegment sales at contracted rates. For segmented reporting, these transactions are included as Intersegment revenues in the segment providing the service and Operating costs in the segment receiving the service. These transactions are eliminated on consolidation. Intersegment profit is recognized when the product or service has been provided to third parties or otherwise realized.

TC Energy Second Quarter 2026 | 55

six months ended June 30, 2025	Canadian Natural Gas Pipelines	U.S. Natural Gas Pipelines	Mexico Natural Gas Pipelines	Power and Energy Solutions
(unaudited - millions of Canadian $)					Corporate[1]	Total

Revenues	2,826	3,562	586	383	10	7,367
Intersegment revenues[2]	—	51	—	50	(101)	—
	2,826	3,613	586	433	(91)	7,367
Income (loss) from equity investments	68	151	31	385	—	635
Operating costs[2]	(1,081)	(1,250)	(166)	(315)	79	(2,733)
Depreciation and amortization	(746)	(498)	(49)	(56)	—	(1,349)
Segmented Earnings (Losses)	1,067	2,016	402	447	(12)	3,920
Interest expense						(1,687)
Allowance for funds used during construction						362
Foreign exchange gains (losses), net						112
Interest income and other						100
Income (Loss) from Continuing Operations before Income Taxes						2,807
Income tax (expense) recovery from continuing operations						(630)
Net Income (Loss) from Continuing Operations						2,177
Net Income (Loss) from Discontinued Operations, Net of Tax						(29)
Net Income (Loss)						2,148
Net (income) loss attributable to non-controlling interests						(281)
Net Income (Loss) Attributable to Controlling Interests						1,867
Preferred share dividends						(56)
Net Income (Loss) Attributable to Common Shares						1,811

Capital Spending
Capital expenditures	748	1,454	420	36	11	2,669
Capital projects in development	—	—	—	10	—	10
Contributions to equity investments	—	105	—	404	—	509
	748	1,559	420	450	11	3,188
1Includes intersegment eliminations.
2The Company records intersegment sales at contracted rates. For segmented reporting, these transactions are included as Intersegment revenues in the segment providing the service and Operating costs in the segment receiving the service. These transactions are eliminated on consolidation. Intersegment profit is recognized when the product or service has been provided to third parties or otherwise realized.

56 | TC Energy Second Quarter 2026

Total Assets by Segment

(unaudited - millions of Canadian $)	June 30, 2026	December 31, 2025

Canadian Natural Gas Pipelines	31,134	31,371
U.S. Natural Gas Pipelines	59,332	56,617
Mexico Natural Gas Pipelines	16,677	16,342
Power and Energy Solutions	11,119	10,764
Corporate	5,664	3,460
	123,926	118,554
Discontinued Operations	—	197
	123,926	118,751
TC Energy Second Quarter 2026 | 57

5. REVENUES
Disaggregation of Revenues
The following tables summarize total Revenues for the three and six months ended June 30, 2026 and 2025:

three months ended June 30, 2026	Canadian Natural Gas Pipelines	U.S. Natural Gas Pipelines	Mexico Natural Gas Pipelines	Power and Energy Solutions	Total
(unaudited - millions of Canadian $)

Revenues from contracts with customers
Capacity arrangements and transportation	1,508	1,415	107	—	3,030
Power generation	—	—	—	48	48
Natural gas storage and other[1]	—	277	80	156	513
	1,508	1,692	187	204	3,591
Sales-type lease income	—	—	243	—	243
Other revenues[2]	—	91	—	32	123
	1,508	1,783	430	236	3,957
Corporate revenues[3]					—
					3,957
1The Mexico Natural Gas Pipelines segment includes $68 million of revenues generated from non-lease components for the provision of operating and maintenance services with respect to sales-type leases on the in-service TGNH pipelines.
2Includes the Company's marketing activities, financial instruments and $28 million of operating lease income. Refer to Note 12, Risk management and financial instruments, for additional information.
3Revenues generated from the Transition Services Agreement with South Bow.

three months ended June 30, 2025	Canadian Natural Gas Pipelines	U.S. Natural Gas Pipelines	Mexico Natural Gas Pipelines	Power and Energy Solutions	Total
(unaudited - millions of Canadian $)

Revenues from contracts with customers
Capacity arrangements and transportation	1,455	1,264	110	—	2,829
Power generation	—	—	—	58	58
Natural gas storage and other[1]	—	335	72	85	492
	1,455	1,599	182	143	3,379
Sales-type lease income	—	—	178	—	178
Other revenues[2]	—	105	—	78	183
	1,455	1,704	360	221	3,740
Corporate revenues[3]					4
					3,744
1The Mexico Natural Gas Pipelines segment includes $65 million of revenues generated from non-lease components for the provision of operating and maintenance services with respect to sales-type leases on the in-service TGNH pipelines.
2Includes the Company's marketing activities, financial instruments and $29 million of operating lease income. Refer to Note 12, Risk management and financial instruments, for additional information.
3Revenues generated from the Transition Services Agreement with South Bow.

58 | TC Energy Second Quarter 2026

six months ended June 30, 2026	Canadian Natural Gas Pipelines	U.S. Natural Gas Pipelines	Mexico Natural Gas Pipelines	Power and Energy Solutions	Total
(unaudited - millions of Canadian $)

Revenues from contracts with customers
Capacity arrangements and transportation	2,962	3,033	213	—	6,208
Power generation	—	—	—	102	102
Natural gas storage and other[1]	—	601	153	249	1,003
	2,962	3,634	366	351	7,313
Sales-type lease income	—	—	490	—	490
Other revenues[2]	—	(82)	—	96	14
	2,962	3,552	856	447	7,817
Corporate revenues[3]					1
					7,818
1The Mexico Natural Gas Pipelines segment includes $135 million of revenues generated from non-lease components for the provision of operating and maintenance services with respect to sales-type leases on the in-service TGNH pipelines.
2Includes the Company's marketing activities, financial instruments and $59 million of operating lease income. Refer to Note 12, Risk management and financial instruments, for additional information.
3Revenues generated from the Transition Services Agreement with South Bow.

six months ended June 30, 2025	Canadian Natural Gas Pipelines	U.S. Natural Gas Pipelines	Mexico Natural Gas Pipelines	Power and Energy Solutions	Total
(unaudited - millions of Canadian $)

Revenues from contracts with customers
Capacity arrangements and transportation	2,826	2,792	223	—	5,841
Power generation	—	—	—	120	120
Natural gas storage and other[1]	—	593	104	200	897
	2,826	3,385	327	320	6,858
Sales-type lease income	—	—	259	—	259
Other revenues[2]	—	177	—	63	240
	2,826	3,562	586	383	7,357
Corporate revenues[3]					10
					7,367
1The Mexico Natural Gas Pipelines segment includes $91 million of revenues generated from non-lease components for the provision of operating and maintenance services with respect to sales-type leases on the in-service TGNH pipelines.
2Includes the Company's marketing activities, financial instruments and $59 million of operating lease income. Refer to Note 12, Risk management and financial instruments, for additional information.
3Revenues generated from the Transition Services Agreement with South Bow.

TC Energy Second Quarter 2026 | 59

Contract Balances

(unaudited - millions of Canadian $)	June 30, 2026	December 31, 2025	Affected line item on the Condensed consolidated balance sheet

Receivables from contracts with customers	1,408	1,822	Accounts receivable
Contract assets	318	216	Other current assets
Long-term contract assets	639	627	Other long-term assets
Contract liabilities[1]	42	46	Accounts payable and other
1During the six months ended June 30, 2026, $27 million (2025 – $19 million) of revenues were recognized that were included in contract liabilities at the beginning of the period.
Contract assets and long-term contract assets primarily relate to the Company’s right to revenues for services completed but not invoiced at the reporting date on long-term committed capacity natural gas pipelines contracts. The change in contract assets is primarily related to the transfer to Accounts receivable when these rights become unconditional and the customer is invoiced, as well as the recognition of additional revenues that remain to be invoiced. Contract liabilities primarily represent unearned revenue for contracted services.
Future Revenues from Remaining Performance Obligations
At June 30, 2026, future revenues from long-term pipeline capacity arrangements and transportation as well as natural gas storage and other contracts extending through 2055 are approximately $35.3 billion, of which approximately $6.5 billion is expected to be recognized during the remainder of 2026.
6. INCOME TAXES
Effective Tax Rates
The effective income tax rates were 20 per cent and 22 per cent for the six months ended June 30, 2026 and 2025, respectively. The decrease in the effective income tax rate is primarily due to the impact of Mexico foreign exchange exposure partially offset by higher flow-through income taxes and a change in the geographic and business mix of earnings.
60 | TC Energy Second Quarter 2026

7. LONG-TERM DEBT
Long-Term Debt Issued
Long-term debt issued by the Company in the six months ended June 30, 2026 included the following:

(unaudited - millions of Canadian $, unless otherwise noted)
Company	Issue date	Type	Maturity date	Amount	Interest rate

TransCanada PipeLines Limited
	June 2026	Medium Term Notes	June 2036	700	4.61%
	June 2026	Medium Term Notes	June 2056	600	5.36%
Columbia Pipelines Operating Company LLC
	May 2026	Senior Unsecured Notes	May 2036	US 750	5.51%
Long-Term Debt Repaid/Retired
Long-term debt repaid/retired by the Company in the six months ended June 30, 2026 included the following:

(unaudited - millions of Canadian $, unless otherwise noted)
Company	Repayment date	Type	Amount	Interest rate

TransCanada PipeLines Limited
	April 2026	Medium Term Notes	400	4.35%
	February 2026	Medium Term Notes	241	8.29%
NGTL Limited Partnership
	June 2026	Medium Term Notes	45	8.46%
	May 2026	Medium Term Notes	45	8.88%
ANR Pipeline Company
	June 2026	Senior Unsecured Notes	US 240	4.14%
TC Energía Mexicana, S. de R.L. de C.V.
	Various	Senior Unsecured Term Loan	US 374	Floating
In May 2026, TC Energía Mexicana, S. de R.L. de C.V. terminated its US$500 million senior unsecured revolving credit facility, with interest at a floating rate on which no amount was outstanding. The related unamortized debt issue costs of $2 million were included in Interest expense in the Condensed consolidated statement of income.
Subsequent Debt Repayment
On July 15, 2026, Columbia Pipelines Holding Company LLC retired US$300 million of senior unsecured notes bearing interest at a fixed rate of 6.06 per cent.
Capitalized Interest
In the three and six months ended June 30, 2026, TC Energy capitalized interest related to capital projects of $1 million and         $5 million, respectively (2025 – $2 million and $5 million, respectively).

TC Energy Second Quarter 2026 | 61

8. JUNIOR SUBORDINATED NOTES
Junior Subordinated Notes Issued
Junior subordinated notes issued by the Company in the six months ended June 30, 2026 included the following:

(unaudited - millions of Canadian $, unless otherwise noted)
Company	Issue date	Type	Maturity date	Amount	Interest rate

TransCanada PipeLines Limited
	April 2026	Junior Subordinated Notes	October 2056	US 500	6.13%
	April 2026	Junior Subordinated Notes	October 2056	US 500	6.38%
	February 2026	Junior Subordinated Notes	August 2056	500	5.13%
In April 2026, TCPL issued US$500 million of junior subordinated notes maturing in October 2056 with a fixed interest rate of 6.13 per cent until October 17, 2031, and resetting every five years thereafter. The rate on the junior subordinated notes will reset every five years commencing October 2031 until October 2056 to the then current Five-Year Treasury Rate, as defined in the document governing the subordinated notes, plus 2.25 per cent per annum, subject to a rate-reset minimum. The junior subordinated notes are callable at TCPL's option at any time from July 17, 2031 to October 17, 2031 and on each interest payment and reset date thereafter at 100 per cent of the principal amount plus accrued and unpaid interest to the date of redemption.
In April 2026, TCPL issued US$500 million of junior subordinated notes maturing in October 2056 with a fixed interest rate of 6.38 per cent until October 17, 2036, and resetting every five years thereafter. The rate on the junior subordinated notes will reset every five years commencing October 2036 until October 2056 to the then current Five-Year Treasury Rate, as defined in the document governing the subordinated notes, plus 2.12 per cent per annum, subject to a rate-reset minimum. The junior subordinated notes are callable at TCPL's option at any time from July 17, 2036 to October 17, 2036 and on each interest payment and reset date thereafter at 100 per cent of the principal amount plus accrued and unpaid interest to the date of redemption.
In February 2026, TCPL issued $500 million of junior subordinated notes maturing in 2056 with a fixed interest rate of 5.13 per cent per year until August 20, 2031. The rate on the junior subordinated notes will reset every five years commencing August 2031 until August 2056 to the then Five-Year Government of Canada Yield, as defined in the document governing the subordinated notes, plus 2.24 per cent per annum, subject to a rate-reset minimum. The junior subordinated notes are callable at TCPL's option at any time from May 20, 2031 to August 20, 2031 and on each interest payment and reset date thereafter at 100 per cent of the principal amount plus accrued and unpaid interest to the date of redemption.
Pursuant to the terms of the junior subordinated notes issued in 2026, TCPL has the option to defer payment of interest for one or more periods of up to ten years without giving rise to an event of default and without permitting acceleration of payment. TC Energy and TCPL would be prohibited from declaring or paying dividends during any deferral period. The junior subordinated notes are subordinated in right of payment to existing and future senior indebtedness and other obligations of TCPL.
Junior Subordinated Notes Redemption
In June 2026, TCPL exercised its option and provided notice to fully redeem the US$1.2 billion junior subordinated notes issued to TransCanada Trust (TC Trust), a wholly owned financing trust subsidiary of TCPL, in August 2026. The junior subordinated notes bear interest at 6.13 per cent and mature in 2076. The related proceeds will be used by TC Trust to partially fund the redemption price of the US$1.2 billion aggregate principal amount of outstanding Trust Notes – Series 2016‑A in August 2026 pursuant to their terms.

62 | TC Energy Second Quarter 2026

9. COMMON SHARES AND PREFERRED SHARES
The Board of Directors of TC Energy declared quarterly dividends as follows:

	three months ended June 30		six months ended June 30
(unaudited - Canadian $, rounded to two decimals unless otherwise noted)	2026	2025	2026	2025

per common share	0.8775	0.85	1.7550	1.70

per Series 1 preferred share	0.31	0.31	0.62	0.62
per Series 2 preferred share	0.26	0.30	0.51	0.63
per Series 3 preferred share	0.26	0.11	0.51	0.21
per Series 4 preferred share	0.22	0.26	0.43	0.55
per Series 5 preferred share	0.28	0.12	0.56	0.24
per Series 6 preferred share	—	0.26	—	0.55
per Series 7 preferred share	0.37	0.37	0.75	0.75
per Series 9 preferred share	0.32	0.32	0.64	0.64
per Series 10 preferred share	0.29	0.31	0.57	0.65
per Series 11 preferred share	—	0.21	—	0.21
On January 30, 2026, the remaining 1,929,407 Series 6 preferred shares were converted, on a one-for-one basis, into 1,929,407 Series 5 preferred shares and Series 6 preferred shares were delisted from the TSX at the close of markets on January 30, 2026.
10. OTHER COMPREHENSIVE INCOME (LOSS) AND ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)
Components of other comprehensive income (loss), including the portion attributable to non-controlling interests and related tax effects, were as follows:

three months ended June 30, 2026	Before tax amount	Income tax (expense) recovery	Net of tax amount
(unaudited - millions of Canadian $)

Foreign currency translation gains and losses on net investment in foreign operations	347	(1)	346
Change in fair value of cash flow hedges	4	(1)	3
Reclassification to net income of (gains) losses on cash flow hedges	(21)	5	(16)
Other comprehensive income (loss) on equity investments	(6)	1	(5)
Other Comprehensive Income (Loss)	324	4	328

three months ended June 30, 2025	Before tax amount	Income tax (expense) recovery	Net of tax amount
(unaudited - millions of Canadian $)

Foreign currency translation gains and losses on net investment in foreign operations	(1,037)	(12)	(1,049)
Change in fair value of cash flow hedges	(56)	13	(43)
Reclassification to net income of (gains) losses on cash flow hedges	47	(10)	37
Reclassification to net income of actuarial (gains) losses on pension and other post-retirement benefit plans	1	—	1
Other comprehensive income (loss) on equity investments	(3)	(1)	(4)
Other Comprehensive Income (Loss)	(1,048)	(10)	(1,058)
TC Energy Second Quarter 2026 | 63

six months ended June 30, 2026	Before tax amount	Income tax (expense) recovery	Net of tax amount
(unaudited - millions of Canadian $)

Foreign currency translation gains and losses on net investment in foreign operations	707	3	710
Change in fair value of cash flow hedges	40	(10)	30
Reclassification to net income of (gains) losses on cash flow hedges	(43)	10	(33)
Other comprehensive income (loss) on equity investments	(19)	5	(14)
Other Comprehensive Income (Loss)	685	8	693

six months ended June 30, 2025	Before tax amount	Income tax (expense) recovery	Net of tax amount
(unaudited - millions of Canadian $)

Foreign currency translation gains and losses on net investment in foreign operations	(1,077)	(13)	(1,090)
Change in fair value of net investment hedges	1	—	1
Change in fair value of cash flow hedges	(52)	12	(40)
Reclassification to net income of (gains) losses on cash flow hedges	49	(11)	38
Reclassification to net income of actuarial (gains) losses on pension and other post-retirement benefit plans	1	—	1
Other comprehensive income (loss) on equity investments	(20)	4	(16)
Other Comprehensive Income (Loss)	(1,098)	(8)	(1,106)
The changes in AOCI by component, net of tax, were as follows:

three months ended June 30, 2026	Currency translation adjustments	Cash flow hedges	Pension and other post-retirement benefit plans adjustments	Equity investments	Total
(unaudited - millions of Canadian $)

AOCI balance at April 1, 2026	209	3	101	622	935
Other comprehensive income (loss) before reclassifications[1]	163	3	—	(4)	162
Amounts reclassified from AOCI	—	(16)	—	(1)	(17)
Net current period other comprehensive income (loss)	163	(13)	—	(5)	145
AOCI balance at June 30, 2026	372	(10)	101	617	1,080
1    Other comprehensive income (loss) before reclassifications on currency translation adjustments is net of non-controlling interest gains of $183 million (2025 – losses of $567 million).

64 | TC Energy Second Quarter 2026

six months ended June 30, 2026	Currency translation adjustments	Cash flow hedges	Pension and other post-retirement benefit plans adjustments	Equity investments	Total
(unaudited - millions of Canadian $)

AOCI balance at January 1, 2026	22	(7)	101	631	747
Other comprehensive income (loss) before reclassifications[1]	350	30	—	(15)	365
Amounts reclassified from AOCI[2]	—	(33)	—	1	(32)
Net current period other comprehensive income (loss)	350	(3)	—	(14)	333
AOCI balance at June 30, 2026	372	(10)	101	617	1,080
1    Other comprehensive income (loss) before reclassifications on currency translation adjustments is net of non-controlling interest gains of $360 million (2025 – losses of $587 million).
2    Gains related to cash flow hedges reported in AOCI and expected to be reclassified to net income in the next 12 months are estimated to be $15 million ($12 million after tax) at June 30, 2026. These estimates assume constant commodity prices, interest rates and foreign exchange rates over time; however, the amounts reclassified will vary based on the actual value of these factors at the date of settlement.
Details about reclassifications out of AOCI into the Condensed consolidated statement of income were as follows:

	three months ended June 30		six months ended June 30		Affected line item in the Condensed consolidated statement of income[1]
(unaudited - millions of Canadian $)	2026	2025	2026	2025

Cash flow hedges
Commodities	7	11	12	15	Revenues (Power and Energy Solutions)
Foreign exchange	17	(55)	37	(58)	Interest expense and Foreign exchange gains (losses), net
Interest rate	(3)	(3)	(6)	(6)	Interest expense
	21	(47)	43	(49)	Total before tax
	(5)	10	(10)	11	Income tax (expense) recovery
	16	(37)	33	(38)	Net of tax
Pension and other post-retirement benefit plans
Amortization of actuarial gains (losses)	—	(1)	—	(1)	Plant operating costs and other[2]
	—	—	—	—	Income tax (expense) recovery
	—	(1)	—	(1)	Net of tax
Equity investments
Equity income (loss)	1	—	(1)	2	Income (loss) from equity investments
	—	—	—	—	Income tax (expense) recovery
	1	—	(1)	2	Net of tax
1All amounts in parentheses indicate expenses to the Condensed consolidated statement of income.
2These AOCI components are included in the computation of net benefit cost (recovery). Refer to Note 11, Employee post-retirement benefits, for additional information.
TC Energy Second Quarter 2026 | 65

11. EMPLOYEE POST-RETIREMENT BENEFITS
The components of the net benefit cost (recovery) recognized for the Company’s pension benefit plans and other         post-retirement benefit plans were as follows:

	three months ended June 30				six months ended June 30
	Pension benefit plans		Other post-retirement benefit plans		Pension benefit plans		Other post-retirement benefit plans
(unaudited - millions of Canadian $)	2026	2025	2026	2025	2026	2025	2026	2025

Service cost[1]	21	25	1	1	43	50	1	1
Other components of net benefit cost (recovery)[1]
Interest cost	42	40	4	3	83	81	7	7
Expected return on plan assets	(63)	(62)	(4)	(4)	(126)	(125)	(8)	(8)
Amortization of past service costs	—	—	—	(1)	—	—	(1)	(1)
Amortization of regulatory asset	—	—	(1)	—	—	—	(1)	—
	(21)	(22)	(1)	(2)	(43)	(44)	(3)	(2)
Net Benefit Cost (Recovery)	—	3	—	(1)	—	6	(2)	(1)
1Service cost and other components of net benefit cost (recovery) are included in Plant operating costs and other in the Condensed consolidated statement of income.
66 | TC Energy Second Quarter 2026

12. RISK MANAGEMENT AND FINANCIAL INSTRUMENTS
Risk Management Overview
TC Energy has exposure to market risk and counterparty credit risk and has strategies, policies and limits in place to manage the impact of these risks on its earnings, cash flows and, ultimately, shareholder value.
Counterparty Credit Risk
TC Energy’s exposure to counterparty credit risk includes its cash and cash equivalents, accounts receivable, available-for-sale assets, the fair value of derivative assets, net investment in leases and certain contract assets in Mexico.
Market events causing disruptions in global energy demand and supply may contribute to economic uncertainties impacting a number of TC Energy's customers. While the majority of the Company's credit exposure is to large creditworthy entities, TC Energy maintains close monitoring and communication with those counterparties experiencing greater financial pressures. Refer to TC Energy's 2025 Annual Report for more information about the factors that mitigate the Company's counterparty credit risk exposure.
The Company reviews financial assets carried at amortized cost for impairment using the lifetime expected loss of the financial asset at initial recognition and throughout the life of the financial asset. TC Energy uses historical credit loss and recovery data, adjusted for management's judgment regarding current economic and credit conditions, along with reasonable and supportable forecasts to determine any impairment, which is recognized in Plant operating costs and other.
For the three and six months ended June 30, 2026, the Company recorded a recovery of $11 million and an expense of $6 million (2025 – expense of $106 million and $104 million, respectively) on the expected credit loss (ECL) provision before tax with respect to the net investment in leases associated with in-service TGNH pipelines.
At June 30, 2026, the balance of the ECL provision was $154 million (December 31, 2025 – $141 million) with respect to the net investment in leases associated with in-service TGNH pipelines.
The ECL provision is driven primarily by a probability of default measure for the counterparty, which is calculated using information published by an external third party.
Other than the ECL provision noted above, the Company had no significant credit losses at June 30, 2026, and there were no significant credit risk concentrations or amounts past due or impaired.
TC Energy has significant credit and performance exposure to financial institutions that hold cash deposits and provide committed credit lines and letters of credit that help manage the Company's exposure to counterparties and provide liquidity in commodity, foreign exchange and interest rate derivative markets. TC Energy's portfolio of financial sector exposure consists primarily of highly-rated investment grade, systemically important financial institutions.
Net Investment in Foreign Operations
The Company hedges a portion of its net investment in foreign operations (on an after-tax basis) with U.S. dollar-denominated debt as appropriate. The notional amounts and fair values of U.S. dollar-denominated debt designated as a net investment hedge were as follows:

(unaudited - millions of Canadian $, unless otherwise noted)	June 30, 2026	December 31, 2025

Notional amount	25,000 (US 17,600)	25,700 (US 18,700)
Fair value	24,900 (US 17,500)	25,800 (US 18,800)
TC Energy Second Quarter 2026 | 67

Non-Derivative Financial Instruments
Fair value of non-derivative financial instruments
Available-for-sale assets are recorded at fair value which is calculated using quoted market prices where available in addition to the Company's LMCI equity securities which are classified in Level I of the fair value hierarchy. Certain other non-derivative financial instruments included in Cash and cash equivalents, Accounts receivable, Other current assets, Net investment in leases, Restricted investments, Other long-term assets, Notes payable, Accounts payable and other, Dividends payable, Accrued interest and Other long-term liabilities have carrying amounts that approximate their fair value due to the nature of the item or the short time to maturity.
Credit risk has been taken into consideration when calculating the fair value of non-derivative financial instruments.
Balance sheet presentation of non-derivative financial instruments
The following table details the fair value of non-derivative financial instruments, excluding those where carrying amounts approximate fair value and would be classified in Level II of the fair value hierarchy:

	June 30, 2026		December 31, 2025
(unaudited - millions of Canadian $)	Carrying amount	Fair value	Carrying amount	Fair value

Long-term debt, including current portion[1,2]	(48,602)	(49,220)	(46,792)	(47,720)
Junior subordinated notes, including current portion	(14,321)	(14,230)	(12,094)	(12,061)
	(62,923)	(63,450)	(58,886)	(59,781)
1Long-term debt is recorded at amortized cost, except for $4.9 billion (December 31, 2025 – $4.0 billion) that is attributed to hedged risk and recorded at fair value.
2Net income (loss) for the three and six months ended June 30, 2026 included unrealized gains of $51 million and $77 million, respectively         (2025 – unrealized losses of $42 million and $130 million, respectively) for fair value adjustments attributable to the hedged interest rate risk associated with interest rate swap fair value hedging relationships.
The following tables summarize additional information about the Company's restricted investments that were classified as available-for-sale assets and equity securities with readily determinable fair values:

	June 30, 2026		December 31, 2025
(unaudited - millions of Canadian $)	LMCI restricted investments	Other restricted investments[1]	LMCI restricted investments	Other restricted investments[1]

Fair value of fixed income securities[2,3]
Maturing within 1 year	—	30	—	94
Maturing within 1-5 years	92	174	26	251
Maturing within 5-10 years	1,911	117	1,846	4
Maturing after 10 years	9	23	—	16
Fair value of equity securities[2,4]	1,425	106	1,252	94
	3,437	450	3,124	459
1Other restricted investments have been set aside to fund insurance claim losses to be paid by the Company's wholly-owned captive subsidiary and to pay for certain active employee medical benefits.
2Available-for-sale assets and equity securities with readily determinable fair values are recorded at fair value and included in Other current assets and Restricted investments on the Company's Condensed consolidated balance sheet.
3Classified in Level II of the fair value hierarchy.
4Classified in Level I of the fair value hierarchy.
68 | TC Energy Second Quarter 2026

	June 30, 2026		June 30, 2025
(unaudited - millions of Canadian $)	LMCI restricted investments[1]	Other restricted investments[2]	LMCI restricted investments[1]	Other restricted investments[2]

Net unrealized gains (losses) in the period
three months ended	193	13	37	5
six months ended	179	7	73	8
Net realized gains (losses) in the period[3]
three months ended	26	—	4	—
six months ended	26	—	(12)	—
1Unrealized and realized gains (losses) arising from changes in the fair value of LMCI restricted investments impact the subsequent amounts to be collected through tolls to cover future pipeline abandonment costs. As a result, the Company records these gains and losses as regulatory liabilities or regulatory assets.
2Unrealized and realized gains (losses) on other restricted investments are included in Interest income and other in the Condensed consolidated statement of income.
3Realized gains (losses) on the sale of LMCI restricted investments are determined using the average cost basis.
Derivative Instruments
Fair value of derivative instruments
The fair value of foreign exchange and interest rate derivatives has been calculated using the income approach which uses period-end market rates and applies a discounted cash flow valuation model. The fair value of commodity derivatives has been calculated using quoted market prices where available. In the absence of quoted market prices, third-party broker quotes or other valuation techniques have been used. The fair value of options has been calculated using the Black-Scholes pricing model. Credit risk has been taken into consideration when calculating the fair value of derivative instruments. Unrealized gains and losses on derivative instruments are not necessarily representative of the amounts that will be realized on settlement.
In some cases, even though the derivatives are considered to be effective economic hedges, they do not meet the specific criteria for hedge accounting treatment or are not designated as a hedge and are accounted for at fair value with changes in fair value recorded in net income in the period of change. This may expose the Company to increased variability in reported earnings because the fair value of the derivative instruments can fluctuate significantly from period to period.
The recognition of gains and losses on derivatives for Canadian natural gas regulated pipeline exposures is determined through the regulatory process. Gains and losses arising from changes in the fair value of derivatives accounted for as part of rate-regulated accounting, including those that qualify for hedge accounting treatment, are expected to be refunded or recovered through the tolls charged by the Company. As a result, these gains and losses are deferred as regulatory liabilities or regulatory assets and are refunded to or collected from the rate payers in subsequent years when the derivative settles.
TC Energy Second Quarter 2026 | 69

Balance sheet presentation of derivative instruments
The balance sheet classification of the fair value of derivative instruments was as follows:

at June 30, 2026	Cash flow hedges	Fair value hedges	Held for trading	Total fair value of derivative instruments[1]
(unaudited - millions of Canadian $)

Other current assets
Commodities[2]	17	—	354	371
Foreign exchange	11	—	46	57
Interest rate	—	3	—	3
	28	3	400	431
Other long-term assets
Commodities[2]	3	—	112	115
Foreign exchange	—	—	3	3
Interest rate	—	6	—	6
	3	6	115	124
Total Derivative Assets	31	9	515	555
Accounts payable and other
Commodities[2]	—	—	(358)	(358)
Foreign exchange	—	—	(111)	(111)
Interest rate	—	(16)	—	(16)
	—	(16)	(469)	(485)
Other long-term liabilities
Commodities[2]	(1)	—	(167)	(168)
Foreign exchange	(32)	—	(19)	(51)
Interest rate	—	(87)	—	(87)
	(33)	(87)	(186)	(306)
Total Derivative Liabilities	(33)	(103)	(655)	(791)
Total Derivatives	(2)	(94)	(140)	(236)
1Fair value equals carrying value.
2Includes purchases and sales of power and natural gas.
70 | TC Energy Second Quarter 2026

at December 31, 2025	Cash flow hedges	Fair value hedges	Held for trading	Total fair value of derivative instruments[1]
(unaudited - millions of Canadian $)

Other current assets
Commodities[2]	13	—	371	384
Foreign exchange	9	—	42	51
Interest rate	—	3	—	3
	22	3	413	438
Other long-term assets
Commodities[2]	2	—	122	124
Foreign exchange	—	—	15	15
Interest rate	—	22	—	22
	2	22	137	161
Total Derivative Assets	24	25	550	599
Accounts payable and other
Commodities[2]	(1)	—	(341)	(342)
Foreign exchange	—	—	(30)	(30)
Interest rate	—	(8)	—	(8)
	(1)	(8)	(371)	(380)
Other long-term liabilities
Commodities[2]	(1)	—	(61)	(62)
Foreign exchange	(51)	—	(2)	(53)
Interest rate	—	(34)	—	(34)
	(52)	(34)	(63)	(149)
Total Derivative Liabilities	(53)	(42)	(434)	(529)
Total Derivatives	(29)	(17)	116	70
1Fair value equals carrying value.
2Includes purchases and sales of power and natural gas.
The majority of derivative instruments held for trading have been entered into for risk management purposes and all are subject to the Company's risk management strategies, policies and limits. These include derivatives that have not been designated as hedges or do not qualify for hedge accounting treatment but have been entered into as economic hedges to manage the Company's exposures to market risk.
Non-derivatives in fair value hedging relationships
The following table details amounts recorded on the Condensed consolidated balance sheet in relation to cumulative adjustments for fair value hedges included in the carrying amount of the hedged liabilities:

	Carrying amount		Fair value hedging adjustments[1]
(unaudited - millions of Canadian $)	June 30, 2026	December 31, 2025	June 30, 2026	December 31, 2025

Long-term debt	(4,890)	(4,068)	56	(22)
1At June 30, 2026, adjustments for discontinued hedging relationships included in these balances was a liability of $38 million     (December 31, 2025 – $39 million).

TC Energy Second Quarter 2026 | 71

Notional and maturity summary
The maturity and notional amount or quantity outstanding related to the Company's derivative instruments was as follows:

at June 30, 2026	Power	Natural gas	Foreign exchange	Interest rate
(unaudited)

Net sales (purchases)[1]	10,060	75	—	—
Millions of U.S. dollars	—	—	6,745	3,200
Millions of Canadian dollars	—	—	—	400
Millions of Mexican pesos	—	—	18,250	—
Maturity dates	2026-2044	2026-2032	2026-2030	2030-2039
1Volumes for power and natural gas derivatives are in GWh and Bcf, respectively.

at December 31, 2025	Power	Natural gas	Foreign exchange	Interest rate
(unaudited)

Net sales (purchases)[1]	10,221	26	—	—
Millions of U.S. dollars	—	—	6,342	2,950
Millions of Mexican pesos	—	—	15,750	—
Maturity dates	2026-2044	2026-2032	2026-2030	2030-2034
1Volumes for power and natural gas derivatives are in GWh and Bcf, respectively.
Unrealized and Realized Gains (Losses) on Derivative Instruments
The following summary does not include hedges of the net investment in foreign operations:

	three months ended June 30		six months ended June 30
(unaudited - millions of Canadian $)	2026	2025	2026	2025

Derivative Instruments Held for Trading[1]
Unrealized gains (losses) in the period
Commodities[2]	(15)	102	(143)	27
Foreign exchange	(49)	179	(109)	237
Realized gains (losses) in the period
Commodities	(27)	(9)	(276)	(38)
Foreign exchange	61	80	66	72
Interest rate	1	3	2	5
Derivative Instruments in Hedging Relationships
Realized gains (losses) in the period
Commodities	10	5	21	14
Foreign exchange	3	3	5	4
Interest rate	(2)	(7)	(5)	(16)
1Realized and unrealized gains (losses) on held-for-trading derivative instruments used to purchase and sell commodities are included on a net basis in Revenues in the Condensed consolidated statement of income. Realized and unrealized gains (losses) on foreign exchange and interest rate held‑for‑trading derivative instruments are included on a net basis in Foreign exchange (gains) losses, net and Interest expense, respectively, in the Condensed consolidated statement of income.
2In the three and six months ended June 30, 2026, no amounts were reclassified to Net income (loss) from AOCI related to discontinued cash flow hedges (2025 – unrealized gains of $1 million).
72 | TC Energy Second Quarter 2026

Derivatives in cash flow hedging relationships
The components of OCI (Note 10) related to the change in fair value of derivatives in cash flow hedging relationships before tax were as follows:

	three months ended June 30		six months ended June 30
(unaudited - millions of Canadian $, pre tax)	2026	2025	2026	2025

Gains (losses) in fair value of derivative instruments recognized in OCI
Commodities	2	(13)	18	1
Foreign exchange	2	(43)	22	(53)
	4	(56)	40	(52)
Effect of fair value and cash flow hedging relationships
The following table details amounts presented in the Condensed consolidated statement of income in which the effects of fair value or cash flow hedging relationships were recorded:

	three months ended June 30		six months ended June 30
(unaudited - millions of Canadian $)	2026	2025	2026	2025

Fair Value Hedges
Interest rate contracts[1]
Hedged items	(57)	(45)	(109)	(89)
Derivatives designated as hedging instruments	(2)	(7)	(5)	(16)
Cash Flow Hedges
Reclassification of gains (losses) on derivative instruments from AOCI to Net income (loss)[2]
Commodities[3]	7	11	12	15
Foreign exchange[4]	17	(55)	37	(58)
Interest rate[1]	(3)	(3)	(6)	(6)
1Presented within Interest expense in the Condensed consolidated statement of income.
2Refer to Note 10, Other comprehensive income (loss) and accumulated other comprehensive income (loss), for the components of OCI related to derivatives in cash flow hedging relationships.
3Presented within Revenues (Power and Energy Solutions) in the Condensed consolidated statement of income. In the three and six months ended June 30, 2026, no amounts were reclassified to Net income (loss) from AOCI related to discontinued cash flow hedges
(2025 – unrealized gains of $1 million).
4Presented within Interest expense and Foreign exchange (gains) losses, net in the Condensed consolidated statement of income.
TC Energy Second Quarter 2026 | 73

Offsetting of derivative instruments
The Company enters into derivative contracts with the right to offset in the normal course of business as well as in the event of default. TC Energy has no master netting agreements; however, similar contracts are entered into containing rights to offset. The Company has elected to present the fair value of derivative instruments with the right to offset on a gross basis on the Condensed consolidated balance sheet. The following tables show the impact on the presentation of the fair value of derivative instrument assets and liabilities had the Company elected to present these contracts on a net basis:

at June 30, 2026	Gross derivative instruments	Amounts available for offset[1]	Net amounts
(unaudited - millions of Canadian $)

Derivative instrument assets
Commodities	486	(386)	100
Foreign exchange	60	(59)	1
Interest rate	9	(8)	1
	555	(453)	102
Derivative instrument liabilities
Commodities	(526)	386	(140)
Foreign exchange	(162)	59	(103)
Interest rate	(103)	8	(95)
	(791)	453	(338)
1Amounts available for offset do not include cash collateral pledged or received.

at December 31, 2025	Gross derivative instruments	Amounts available for offset[1]	Net amounts
(unaudited - millions of Canadian $)

Derivative instrument assets
Commodities	508	(367)	141
Foreign exchange	66	(48)	18
Interest rate	25	(5)	20
	599	(420)	179
Derivative instrument liabilities
Commodities	(404)	367	(37)
Foreign exchange	(83)	48	(35)
Interest rate	(42)	5	(37)
	(529)	420	(109)
1Amounts available for offset do not include cash collateral pledged or received.
With respect to the derivative instruments presented above, the Company provided cash collateral of $145 million and letters of credit of $68 million at June 30, 2026 (December 31, 2025 – $93 million and $73 million, respectively) to its counterparties. At June 30, 2026, the Company held cash collateral of $1 million and $91 million of letters of credit (December 31, 2025 – less than $1 million and $102 million, respectively) from counterparties on asset exposures. Only cash collateral that has been transferred and held at the reporting date is included in collateral disclosures. Margin payable but not yet posted of $22 million at June 30, 2026 (December 31, 2025 – $4 million) represents a financial obligation and is excluded from provided cash collateral balances.
74 | TC Energy Second Quarter 2026

Credit-risk-related contingent features of derivative instruments
Derivative contracts entered into to manage market risk often contain financial assurance provisions that allow parties to the contracts to manage credit risk. These provisions may require collateral to be provided if a credit-risk-related contingent event occurs, such as a downgrade in the Company’s credit rating to non-investment grade. The Company may also need to provide collateral if the fair value of its derivative financial instruments exceeds pre-defined exposure limits.
Based on contracts in place and market prices at June 30, 2026, the aggregate fair value of all derivative instruments with credit-risk-related contingent features that were in a net liability position was $7 million (December 31, 2025 – net liability of $5 million), for which the Company has provided no collateral in the normal course of business. If the credit‑risk‑related contingent features in these agreements were triggered on June 30, 2026, the Company would have been required to provide collateral equal to the fair value of the related derivative instruments discussed above. Collateral may also need to be provided should the fair value of derivative instruments exceed pre-defined contractual exposure limit thresholds. The Company has sufficient liquidity in the form of cash and undrawn committed revolving credit facilities to meet these contingent obligations should they arise.
Fair Value Hierarchy
The Company’s financial assets and liabilities recorded at fair value have been categorized into three categories based on a fair value hierarchy.

Levels	How fair value has been determined

Level I	Quoted prices in active markets for identical assets and liabilities that the Company has the ability to access at the measurement date. An active market is a market in which frequency and volume of transactions provides pricing information on an ongoing basis.
Level II
This category includes interest rate and foreign exchange derivative assets and liabilities where fair value is determined using the income approach and commodity derivatives where fair value is determined using the market approach.
Inputs include published exchange rates, interest rates, interest rate swap curves, yield curves and broker quotes from external data service providers.

Level III
This category includes long-dated commodity transactions in certain markets where liquidity is low. The Company uses the most observable inputs available or alternatively long-term broker quotes or negotiated commodity prices that have been contracted for under similar terms in determining an appropriate estimate of these transactions. Where appropriate, these long-dated prices are discounted to reflect the expected pricing from the applicable markets.
There is uncertainty caused by using unobservable market data which may not accurately reflect possible future changes in fair value.

The fair value of the Company’s derivative assets and liabilities measured on a recurring basis, including both current and non‑current portions, were categorized as follows:

at June 30, 2026	Quoted prices in active markets (Level I)	Significant other observable inputs (Level II)[1]	Significant unobservable inputs (Level III)[1]
(unaudited - millions of Canadian $)				Total

Derivative instrument assets
Commodities	143	320	23	486
Foreign exchange	—	60	—	60
Interest rate	—	9	—	9
Derivative instrument liabilities
Commodities	(118)	(355)	(53)	(526)
Foreign exchange	—	(162)	—	(162)
Interest rate	—	(103)	—	(103)
	25	(231)	(30)	(236)
1There were no transfers from Level II to Level III for the six months ended June 30, 2026.
TC Energy Second Quarter 2026 | 75

at December 31, 2025	Quoted prices in active markets (Level I)	Significant other observable inputs (Level II)[1]	Significant unobservable inputs (Level III)[1]
(unaudited - millions of Canadian $)				Total

Derivative instrument assets
Commodities	154	279	75	508
Foreign exchange	—	66	—	66
Interest rate	—	25	—	25
Derivative instrument liabilities
Commodities	(151)	(252)	(1)	(404)
Foreign exchange	—	(83)	—	(83)
Interest rate	—	(42)	—	(42)
	3	(7)	74	70
1There were no transfers from Level II to Level III for the year ended December 31, 2025.
The Company has entered into contracts which commenced in 2025 and 2026 to sell 50 MW of power with terms ranging from 15 to 20 years provided from specified renewable sources in the Province of Alberta. The fair value of these contracts is classified in Level III of the fair value hierarchy and is based on the assumption that the contract volumes will be sourced approximately 70 per cent from wind generation, 10 per cent from solar generation and 20 per cent from the market (December 31, 2025 – 80 per cent wind generation, 10 per cent solar generation and 10 per cent market).
The following table presents the net change in fair value of derivative assets and liabilities classified as Level III of the fair value hierarchy:

	three months ended June 30		six months ended June 30
(unaudited - millions of Canadian $)	2026	2025	2026	2025

Balance at beginning of period	47	45	74	72
Net gains (losses) included in Net income (loss)[1]	(74)	39	(94)	16
Transfers to Level II	(1)	—	(4)	(2)
Purchases	—	—	(2)	—
Settlements	(2)	(3)	(4)	(5)
Foreign exchange	—	(1)	—	(1)
Balance at end of period	(30)	80	(30)	80
1For the three and six months ended June 30, 2026, there were unrealized losses of $74 million and $92 million, respectively, recognized in Revenues attributed to derivatives in the Level III category that were held at June 30, 2026 (2025 – unrealized gains of $39 million and $16 million, respectively).
76 | TC Energy Second Quarter 2026

13. COMMITMENTS, CONTINGENCIES AND GUARANTEES
Commitments
Capital expenditure commitments include obligations related to the construction of growth projects and are based on the projects proceeding as planned. At June 30, 2026, TC Energy had approximately $1.4 billion of capital expenditure commitments (December 31, 2025 – approximately $0.8 billion) reflecting contractual commitments entered into for construction on U.S. natural gas pipelines, primarily related to the construction costs associated with ANR and other pipeline projects.
Contingencies
TC Energy and its subsidiaries are subject to various legal proceedings, arbitrations and actions arising in the normal course of business. While the final outcome of such legal proceedings and actions cannot be predicted with certainty, it is the opinion of management that the resolution of such normal course proceedings and actions will not have a material impact on the Company's consolidated financial position or results of operations.
Guarantees
TC Energy and its partner on the Sur de Texas pipeline, IEnova, have jointly guaranteed the financial performance of the entity which owns the pipeline. Such agreements include a guarantee and a letter of credit which are primarily related to the delivery of natural gas.
TC Energy and its joint venture partner on Bruce Power, BPC Generation Infrastructure Trust, have each severally guaranteed certain contingent financial obligations of Bruce Power related to a lease agreement and contractor and supplier services.
The Company and its partners in certain other jointly-owned entities have either (i) jointly and severally, (ii) jointly or (iii) severally guaranteed the financial performance of these entities. Such agreements include guarantees and letters of credit which are primarily related to construction services and the payment of liabilities. For certain of these entities, any payments made by TC Energy under these guarantees in excess of its ownership interest are to be reimbursed by its partners.
The carrying value of these guarantees has been included in Other long-term liabilities on the Condensed consolidated balance sheet. Information regarding the Company’s guarantees is as follows:

		June 30, 2026		December 31, 2025
(unaudited - millions of Canadian $)	Term	Potential exposure[1]	Carrying value	Potential exposure[1]	Carrying value

Bruce Power	Renewable to 2065	88	—	88	—
Sur de Texas	Renewable to 2053	81	—	78	—
Other jointly-owned entities	to 2041	61	1	54	1
		230	1	220	1
1TC Energy's share of the potential estimated current or contingent exposure.
TC Energy Second Quarter 2026 | 77

14. VARIABLE INTEREST ENTITIES
Consolidated VIEs
A significant portion of the Company’s assets are held through VIEs in which the Company holds a 100 per cent voting interest, the VIE meets the definition of a business and the VIE’s assets can be used for general corporate purposes. The consolidated VIEs whose assets cannot be used for purposes other than for the settlement of the VIE’s obligations, or are not considered a business, were as follows:

(unaudited - millions of Canadian $)	June 30, 2026	December 31, 2025

ASSETS
Current Assets
Cash and cash equivalents	277	167
Accounts receivable	853	989
Inventories	221	211
Other current assets	156	65
	1,507	1,432
Plant, Property and Equipment	50,865	49,445
Equity Investments	1,046	979
Restricted Investments	1,265	1,150
Regulatory Assets	160	109
Goodwill	472	456
Other Long-Term Assets	115	93
	55,430	53,664
LIABILITIES
Current Liabilities
Notes Payable	411	535
Accounts payable and other	1,632	1,703
Accrued interest	227	216
Current portion of long-term debt	1,212	575
	3,482	3,029
Regulatory Liabilities	1,541	1,458
Other Long-Term Liabilities	61	51
Deferred Income Tax Liabilities	9	7
Long-Term Debt	14,711	13,904
	19,804	18,449

78 | TC Energy Second Quarter 2026

Non-Consolidated VIEs
The carrying value of non-consolidated VIEs and the maximum exposure to loss as a result of the Company's involvement with these VIEs are as follows:

(unaudited - millions of Canadian $)	June 30, 2026	December 31, 2025

Balance Sheet Exposure
Equity investments
Bruce Power	8,055	7,780
Coastal GasLink	502	896
Other pipeline equity investments	157	158
Off-Balance Sheet Exposure[1]
Bruce Power	1,863	1,955
Coastal GasLink[2]	200	200
Maximum Exposure to Loss	10,777	10,989
1 Includes maximum potential exposure to guarantees and future funding commitments.
2 TC Energy is contractually obligated to fund the capital costs to complete the Coastal GasLink pipeline by funding the remaining equity requirements of Coastal GasLink LP through incremental capacity on the subordinated loan agreement with Coastal GasLink LP until final costs are determined. In addition to the subordinated loan agreement, TC Energy has entered into an equity contribution agreement to fund a maximum of $37 million for its proportionate share of the equity requirements related to the Cedar Link project.
TC Energy Second Quarter 2026 | 79